February 20, 2017

Joseph Moscato

Generex Biotechnology Corporation

President & Chief Executive Officer

4145 North Service Road, Suite 200

Burlington, Ontario

Canada L7L 6A3

Re: Waiver of Breach Under Letter Of Intent dated January 16, 2017

Dear Mr. Moscato,

Reference is made to that binding Letter of Intent dated January 16, 2017 between Emmaus Life Sciences, Inc. (“Emmaus”) and Generex Biotechnology Corporation (“Generex”) (the “LOI”).

The LOI at section 1.c provides that Generex shall pay One Million Five Hundred Thousand Dollars ($1,500,000) to Emmaus within three (3) weeks of January 16, 2017, which was February 6, 2017. Generex missed the deadline and on February 6, 2017 Emmaus provided a one time waiver of the breach of the LOI provided that Generex make the payment on or prior to February 16, 2017.

Generex failed to make this payment by February 16, 2017, which constitutes a continuing breach of the LOI by Generex. Emmaus is willing to provide Generex with an additional one time waiver of the continuing breach of the LOI until February 24, 2017, on the terms set forth in this letter agreement.

In addition, the date upon which Generex is obliged to make payment to Emmaus of the Second Additional Deposit (as that term is defined in sub-section 1.e of the LOI), being the sum of Two Million Dollars ($2,000,000), shall be extended to March 20, 2017 (as shall the anticipated date of the execution and delivery of the formal Purchase Agreement). Furthermore, the date of Closing (as that term is defined in the LOI) shall be extended to the date that is five (5) trading days after the date (the “Filing Date”) upon which Generex files with the Delaware Secretary of State an Amendment to its Restated Certificate of Incorporation effecting an increase in its authorized capital, provided however that the Filing Date shall be no later than May 1, 2017 and the date of Closing shall be no later than May 8, 2017.

In addition, if the LOI is terminated for any reason or no reason and Emmaus is required to return the deposits under the LOI, Emmaus shall have a period of sixty (60) days from the date of termination to return the deposits.

In light of the foregoing, subsection 1.e, of the LOI shall be amended to read in its entirely as follows:

“e. Payment of Ten ($10,000,000) Million. Purchaser and Company acknowledge the payment and receipt of an initial deposit of five hundred thousand dollars ($500,000, the “Deposit”) at their meeting place on January 16, 2017. The Parties further agree that Purchaser shall provide an additional one million, five hundred thousand dollars ($1,500,000, the “Additional Deposit”) on or prior to February 24, 2017. In addition, upon signing of the formal Purchase Agreement, which the Parties anticipate to occur no later than March 20, 2017, Purchaser shall provide an additional two million dollars ($2,000,000, the “Second Additional Deposit”). Purchaser shall provide satisfactory proof of funds for the Second Additional Deposit to Company no later than March 15, 2017. The remaining six million dollars ($6,000,000) shall be paid at closing of the formal Purchase Agreement, which shall be done no later than the date that is five (5) trading days after the date (the “Filing Date”) upon which Purchaser files with the Delaware Secretary of State an Amendment to its Restated Certificate of Incorporation effecting an increase in its authorized capital, provided however that the Filing Date shall be no later than May 1, 2017 and the date of Closing shall be no later than May 8, 2017. Purchaser shall provide satisfactory proof of funds for the six million dollars ($6,000,000) no later than three (3) business days prior to the Filing Date. If the formal Purchase Agreement is not executed or the Closing does not occur within the time periods provided for above, all deposits then made to Company shall be refunded to Purchaser within sixty (60) days, plus a breakup fee equal to warrants to acquire Company capital stock with a market value of $500,000 with a strike price corresponding to the Closing valuation of Company at $450 million. The breakup fee shall be payable only if the failure to execute the Purchase Agreement or the close is not caused by the fault of or breach of obligations by Purchaser.”

As consideration for the foregoing waiver, extensions and amendments, Generex shall issue to Emmaus 24,414,063 pre-split shares of restricted common stock of Generex (the “Shares”) within three (3) trading days of the Filing Date. The foregoing number of Shares shall be equitably adjusted in the event of a stock split, reverse stock split, stock dividend or other similar recapitalization of Generex. Generex shall register all of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), in the next registration statement filed by Generex, provided however that Generex shall at all events register the Shares within forty-five (45) days of the Filing Date. Generex agrees that the Shares shall be fully paid and non-assessable when issued to Emmaus, and shall not be refundable or returnable to Generex under any circumstances whatsoever, including upon the termination of the LOI for any reason or no reason. In addition, Generex shall register under the Securities Act all of the shares of Generex Common Stock issued to Company pursuant to the transactions contemplated by the LOI within six months after the Closing.

Notwithstanding any other provision of the LOI, Generex shall indemnify Emmaus for any liabilities, costs, expenses or damages (including reasonable attorneys’ fees) related to or arising out of any disputes regarding the subject matter of this waiver or the LOI.

The foregoing waiver shall expire at 5:00pm on February 24, 2017. The foregoing waiver shall not be deemed or constitute a waiver of any of the other provisions of the LOI, nor shall the foregoing waiver constitute a continuing waiver extending beyond 5:00pm on February 24, 2017.

If Generex is in agreement with the foregoing, please execute the agreement and acceptance below and return it to me.

Sincerely,

EMMAUS LIFE SCIENCES, INC.

By:
Yutaka Niihara, MD, MPH Chairman and Chief Executive Officer

Agreed and accepted:

Generex Biotechnology Corporation

By:
Joseph Moscato
President & Chief Executive Officer